Exhibit 99.1

Oscient Pharmaceuticals Contact:

Christopher Taylor

Vice President

Investor Relations

781-398-2466

For Immediate Release

Oscient Pharmaceuticals Reports Fourth Quarter and Full Year 2008 Financial Results

- Conference call scheduled for Thursday, March 26 at 8:30 AM ET -

Waltham, Mass., March 25, 2009 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today reported financial results for the fourth quarter and fiscal year ended December 31, 2008. Total revenues for the fourth quarter of 2008 were $26.4 million, compared to $25.3 million in the fourth quarter of 2007. Revenue from the cardiovascular drug ANTARA® (fenofibrate) capsules increased to $21.2 million in the fourth quarter of 2008, from $19.3 million in the fourth quarter of 2007. Revenues from the antibiotic FACTIVE® (gemifloxacin mesylate) tablets decreased to $5.2 million in the fourth quarter of 2008, from $5.9 million in the fourth quarter of 2007.

For the fourth quarter ended December 31, 2008, the Company reported a net loss of ($11,526,000), or ($0.50) per basic and diluted share. Comparatively, the Company reported a net loss of ($14,672,000), or ($1.08) per basic and diluted share, for the fourth quarter ended December 31, 2007. For the fourth quarter of 2008, the Company reported a net loss from operations of ($50,905,000), which includes a $50,759,000 one-time, non-cash impairment charge on FACTIVE intangible assets, compared to a ($5,854,000) net loss from operations in the fourth quarter of 2007.

“In recent weeks, we have commenced a process of reaching out to potential strategic partners to explore alternatives for our Company, including the potential sale of the Company,” stated Steven M. Rauscher, President and CEO. “Our business focus is on cash preservation, sustaining revenues of our existing portfolio, and best positioning the Company for the strategic review of alternatives being directed by our advisors at Broadpoint Capital.”

Selling and marketing expenses were $14.9 million in the fourth quarter of 2008, compared to $16.8 million in the fourth quarter of 2007. General and administrative expenses for the fourth quarter of 2008 totaled $2.7 million, compared to $4.7 million in the fourth quarter of 2007. Fourth quarter 2008 results included $10.0 million in net non-cash charges, primarily reflecting several one-time items including a non-cash expense of $50.8 million related to the impairment charge on FACTIVE intangible assets, as well as non-cash gains of $35.4 million related to the exchange of the Company’s convertible notes and $10.3 million related to gains on derivatives. Net non-cash charges in the fourth quarter of 2007 totaled $6.6 million.

During the quarter ended December 31, 2008, the Company’s cash position decreased by approximately $11.8 million to approximately $17.2 million in total cash, cash equivalents and restricted cash, nearly $5 million of which was related to the legal and banking fees associated with the Company’s convertible debt exchange in

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Oscient Pharmaceuticals/ 1000 Winter Street    Waltham MA 02451

 t: 781.398.2300    f: 781.893.9535    www.oscient.com

Q4 2008 Financial Results

March 25, 2009

November. Through the convertible debt exchange, the principal of the Company’s overall indebtedness was reduced by more than $125 million.

For the twelve months ended December 31, 2008, the Company reported total revenues of $86.8 million, reflecting ANTARA revenues of $70.3 million and FACTIVE revenues of $16.5 million. This compares to total revenues of $80.0 million in 2007, including ANTARA revenues of $58.6 million and FACTIVE revenues of $21.4 million. The Company reported a net loss of ($64,755,000), or ($4.03) per basic and diluted share, for 2008. The Company reported a net loss of ($29,853,000), or ($2.19) per basic and diluted share, for 2007. The 2008 results include net non-cash charges of approximately $28.1 million; this compares to $12.7 million in net non-cash gain included in the 2007 results.

Market Performance

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ANTARA prescription performance: During the fourth quarter of 2008, based on Wolters Kluwer Health monthly prescription data, approximately 181,700 total prescriptions for ANTARA were filled, representing a 19% increase compared to the fourth quarter of 2007.

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FACTIVE prescription performance: Based on Wolters Kluwer Health monthly prescription data, during the fourth quarter of 2008, nearly 61,600 prescriptions for FACTIVE were dispensed, representing a 3% decrease from the fourth quarter of 2007. These results may reflect a decline in the branded fluoroquinolone market of 9% in the fourth quarter of 2008 versus the fourth quarter of 2007 and the Company’s promotional focus on ANTARA.

On February 11, 2009, the Company announced a restructuring of its commercial organization to more aggressively preserve the Company’s financial resources. Additionally, Oscient announced at that time the engagement of an investment bank to advise the Company on strategic options, including the potential sale of the Company. Today, Oscient has approximately 213 employees, including 168 field-based employees across the country.

On March 25, 2009, the Company filed with the SEC, an Annual Report on Form 10-K, in which the Company’s auditors included a “going concern” explanatory paragraph in their audit opinion. The Company intends to seek to raise additional capital and refinance its existing debt. Based on multiple factors including market conditions and the going-concern designation, the Company may not be able to obtain adequate financing.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage pharmaceutical company marketing two FDA-approved products in the United States: ANTARA® (fenofibrate) capsules, a cardiovascular product and FACTIVE® (gemifloxacin mesylate) tablets, a fluoroquinolone antibiotic. ANTARA is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE is approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient promotes ANTARA and FACTIVE through a national sales force calling on primary care physicians, cardiologists, endocrinologists and pulmonologists.

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) the Company’s plan to focus its business efforts on the preservation of its financial resources, sustaining its revenue, exploring strategic alternatives for the Company and improving its position as a potential acquisition candidate, (ii) the Company’s intent to raise additional funds and refinance its existing debt, (iii) the Company’s ability to continue to meet its obligations for 2009 and continue operations as a going concern, (iv) the availability and length of a FDA stay of approval of the ANDA

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Q4 2008 Financial Results

March 25, 2009

referencing ANTARA and the timing of FDA approval of the generic drug product which is the subject of that ANDA, (v) the discount and rebate programs for ANTARA and FACTIVE, (vi) the possible partnering or other strategic opportunities for the continued development of Ramoplanin, (vii) the Company’s plans to work with the FDA to implement any necessary changes to the FACTIVE labeling and the potential marketing approval of FACTIVE in Europe, and (viii) the possibility of acquiring a third product and other statements relating to the progress and timing of product development and licensing or financing initiatives. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (a) our ability to maintain the listing of our common stock on The NASDAQ Global Market and the acceleration of existing debt as a result of our inability to maintain our common stock listing on a U.S. national securities exchange or approved for listing on a U.S. system of automated dissemination of quotations; (b) the likelihood that we may have to further scale back operations, take other measures to significantly reduce our expenses and/or seek bankruptcy protection in the event that we cannot raise additional funds and refinance our maturing and existing debt in light of our existing capital structure, the inclusion of a going concern explanatory paragraph in our auditor’s opinion for the year ended December 31, 2008 and the current credit market turmoil; (c) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA or EMEA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates; (d) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; the restructuring and substantial reduction in the size of our commercial organization; the lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; and (e) our ability to defend our intellectual property position for ANTARA and FACTIVE and claims against us by third parties. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008 and in other filings that we may make with the Securities and Exchange Commission from time to time.

Conference Call & Webcast Information

A conference call will be held Thursday, March 26, 2009 at 8:30 AM ET with members of the management team. Participants can access the call by dialing 1-800-531-3039. International participants are asked to dial 1-847-413-4850. The conference ID number is 24136968. The call will also be available via webcast on the Company’s website at www.oscient.com. A replay will be available one hour after the conclusion of the call through April 2, 2009. Domestic participants can access the replay by dialing 1-888-843-8996, while international participants are asked to dial 1-630-652-3044. A replay of the webcast will also be available on the Company’s website.

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Q4 2008 Financial Results

March 25, 2009

OSCIENT PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended		Year Ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Revenues:
Product revenue, net	$26,168	$25,196	$86,325	$78,458
Other revenue	242	92	523	1,511

Total revenues	26,410	25,288	86,848	79,969

Costs and expenses:
Cost of product revenue	8,567	7,995	29,013	31,269
Research and development	331	1,573	2,875	5,845
Selling and marketing	14,945	16,842	71,150	66,278
General and administrative	2,713	4,732	13,413	14,573
Impairment of intangible assets	50,759	—	50,759	—

Total costs and expenses	77,315	31,142	167,210	117,965

Loss from operations	(50,905)	(5,854)	(80,362)	(37,996)

Other income (expense):
Interest income	36	559	650	2,541
Interest expense	(6,234)	(9,540)	(30,882)	(28,206)
Gain on exchange of convertible notes	35,357	—	35,357	30,824
Gain on derivative	10,329	223	10,480	3,023
Gain on disposition of investment	—	—	413	231
Other income	(4)	2	9	114

Net other income (expense)	39,484	(8,756)	16,027	8,527

Net loss before income tax	(11,421)	(14,610)	(64,335)	(29,469)

Provision for income tax	(105)	(62)	(420)	(384)

Net loss	$(11,526)	$(14,672)	$(64,755)	$(29,853)

Net loss per common share – basic/diluted	$(0.50)	$(1.08)	$(4.03)	$(2.19)
Weighted average shares outstanding – basic/diluted	22,824,552	13,628,843	16,050,707	13,600,787

SELECTED BALANCE SHEET DATA

(in thousands) (audited)

	Dec. 31, 2008	Dec. 31, 2007
Cash, cash equivalents and restricted cash*	$17,193	$52,466
Total assets	174,033	274,184
Deferred revenues Total liabilities	3,926 255,217	637 302,899
Shareholders’ deficit	(81,184)	(28,715)

*	Includes restricted cash at 12/31/08 of approximately $4.6 million, which relates to real estate obligations

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